EXHIBIT 23, ACCOUNTANTS' CONSENT

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Trustees MID-ATLANTIC REALTY TRUST:

We consent to the incorporation by reference in the following registration statements of Mid- Atlantic Realty Trust: Form S-3, File No. 33-66386; Form S-8, File No. 333-12161; Form S-3, File No. 333-20813; Form S-8, File No. 333-56885;
and Form S-3, File No. 333-59061, in each case, of our report dated February 8, 1999, relating to the consolidated balance sheets of Mid- Atlantic Realty Trust and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Mid-Atlantic Realty Trust.

                                                     KPMG LLP

Baltimore, Maryland
March 18, 1999






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